EXHIBIT 10.94

AMENDED AND RESTATED LICENSE / SUPPLY AGREEMENT

THIS AMENDED AND RESTATED LICENSE/SUPPLY AGREEMENT (the “Agreement”), effective as of the last signature date affixed below (the “Effective Date”), is made and entered into by and between LOREM VASCULAR, PTY. LTD.,located at Level 12, 2 Queen Street, Melbourne 3000, Australia ("Lorem") and CYTORI THERAPEUTICS, INC., a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121 ("Cytori").   This Agreement replaces and supersedes in its entirety the original LICENSE/SUPPLY AGREEMENT entered into between the Parties hereto on the 29th day of October, 2013 (the “Original Agreement”).

(Lorem and Cytori may each be individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

A.  WHEREAS, Cytori has acquired, developed and possesses, through the expenditure of considerable time, effort and money, certain proprietary products and intellectual property rights (including medical devices, techniques and therapies, know-how, patents, patent applications and technical trade secrets) in connection with regenerative cell technology and cell/tissue banking technology, used to carry out regenerative cell therapies and treatments (“Cytori Technology”), and

B.  WHEREAS, Lorem desires to obtain from Cytori, the exclusive license rights to market, to sell and distribute the “Cytori Products” in the “Fields of Use” within the “Territory” (as each of these terms are defined below); and

C.  WHEREAS, Lorem has agreed to purchase Eight Million (8,000,000) shares common stock in Cytori at a price of Three Dollars ($3.00) per share for a total of Twenty Four Million ($24,000,000) pursuant to the terms of the Stock Purchase Agreement executed between the Parties; and

D.  WHEREAS, Cytori desires to grant to Lorem exclusive license rights to market, to sell and distribute the “Cytori Products” in the Fields of Use within the Territory, and to manufacture and supply to Lorem, the Cytori Products on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1	Defined Terms. As used in this Agreement, the capitalized terms set forth in this Section 1 shall have the following meanings:

“Affiliate” means, as to any Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day on which banking institutions are open in the United States.

“Cardiovascular Field” shall mean applications of the Cytori Products for use in the treatment of cardiovascular disease, including but not limited to:
•	Coronary heart disease (also ischemic heart disease or coronary artery disease)
•	Cardiomyopathy - diseases of cardiac muscle
•	Acute myocardial infarction
•	Hypertensive heart disease - diseases of the heart secondary to high blood pressure
•	Heart failure
•	Inflammatory heart disease
▪	Endocarditis – inflammation of the endocardium.
▪	Myocarditis – inflammation of the myocardium
•	Cerebrovascular disease- disease of blood vessels that supplies to the brain such as stroke (including the brain)
•	PVD/PAD (Peripheral arterial/vascular disease) - disease of blood vessels that supplies to the arms and legs
•	Valvular disease
•	Cardiac conduction system disorders
•	Pulmonary hypertension
•	Chronic obstructive pulmonary disease (COPD)
•	Acute Kidney Injury
•	Renal Failure
•	Other Kidney organ conditions

The Cardiovascular Field also includes Cytori’s proprietary, state-of-the-art system for adipose tissue and adipose-derived stem and regenerative cell ("ADRC") harvesting, processing, cryopreservation, storage, and retrieval in connection with the treatment of Cardiovascular Field related injuries and conditions.

“Cytori” shall have the meaning set forth in the Preamble.

“Cytori Products” shall mean all Cytori products identified in the attached Schedule 1, including all future generations of such related Cytori products applicable to the Fields of Use during the License Term.

“Delivery Date” shall mean the date of delivery of Cytori Product(s) by Cytori to Lorem.

“Diabetes Field of Use” shall mean the treatment of Diabetes and related conditions that are directly caused by Diabetes.

“Documentation” shall mean the user and technical manuals and other documentation necessary in connection with commercialization of the Cytori Products.

“Effective Date” shall have the meaning set forth in the Preamble.

“Equine Field of Use” shall mean the treatment of Horses for any and all medical conditions where the Celution System may be applicable.

“Fields of Use” shall mean all applications and uses of the Cytori Products in humans including but not limited to, the Cardiovascular Field, the Diabetes Field of Use, the Orthopedic Field of use. The only excluded human medical applications are the Hair Field of use, which has been previously licensed to Bimini Technologies, Inc.  This definition also includes the Equine Field of Use for the treatment of horses.

“Force Majeure Event” shall have the meaning set forth in Section 3.10.1

“Hair Field” shall mean sale and use of the Celution Product derived ADRC’s applied "Locally" to the affected skin to reverse, stop or slow hair loss and/or re-grow lost or removed hair and/or improve existing hair follicle thickness, hair color, texture or form, whether alone or in combination with Puregraft processed fat and/or scaffolds or matrices and/or any other additive or combination of additives and alone or in combination with other procedures and treatments.  "Locally" is defined as the delivery of cells into the skin and/or epicutaneous and /or subcutaneous space at or adjacent to an affected area. This Field of use may not be used or marketed to treat the underlying systemic conditions that may be the causes of hair loss, such as thyroid or hormone regulation, or immune disorders, though in such cases it may be used as a localized treatment into the skin or subcutaneous space at or adjacent to an affected area.  This Hair Field specifically excludes any and all marketing and use of the Celution Products for the treatment of thermal and radiation burns to the skin, as well as any systemic (such as intravascular, blood vessel) delivery of cells.

“Intellectual Property Rights” shall mean (a) all inventions (whether patentable or not and whether or not actually reduced to practice), all improvements thereto, and all patents, provisional and non-provisional patent applications and patent disclosures, together with all reissuance’s, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, (b) all copyrightable works, all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all mask works and all applications, registrations and renewals in connection therewith, (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, (e) all trade secrets and confidential business information (including, but not limited to, ideas, research and development information, know-how, formulas, compositions, biochemical and biological materials, reagents, assays, manufacturing and production processes and techniques, technical data, data base rights, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and (f) any and all applications and registrations of the foregoing (in any jurisdiction).

 “Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, hypothecations, title defects, restrictions, conditions, easements, claims, options, leases, rights of possession or use, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer), whether voluntarily incurred or arising by operation of law or otherwise, including, without limitation, any written or oral agreement to give or grant any of the foregoing.

“NDA” shall mean the Mutual Non-Disclosure Agreement, dated August __, 2013, entered into by and among Cytori, and Lorem.

“Lorem IP” shall mean all Intellectual Property Rights owned by or acquired by Lorem in connection with and during the term of this Agreement.

 “Orthopedic Field” shall mean applications of the Cytori Products for use in connection with the tissues of the musculoskeletal system including: bones, muscles, cartilage, and associated joints of the spinal and skeletal system, and associated tendons, ligaments, spinal discs and synovium.

 “Party” and “Parties” shall have the meaning set forth in the Preamble.

 “Person” shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a governmental entity, other than a Party.

“Term” shall have the meaning set forth in Section 2.3.

 “Territory” or “Territories” shall mean the Country of Peoples Republic of China, including Hong Kong, and the Countries of Australia, Malaysia and Singapore.  Taiwan is not included within the Territory.

“Trademark” shall mean all trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

 “Warranty Period” shall have the meaning set forth in Section 3.6.1.

1.2	References. In this Agreement, a reference to:

(a)            A Section, Sub-section, Preamble, Recital, Attachment, Schedule or Exhibit is, unless the context otherwise requires, a reference to a section or sub-section of, or a preamble, recital, attachment, schedule or exhibit to, this Agreement;

(b)            “This Agreement” (or any specific provision hereof) shall be construed as references to this Agreement or that provision as amended, varied or modified from time to time;

(c)            “$” or “USD” refers to United States Dollars, the lawful currency for the time being of the United States of America; and

(d)            All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

1.3	Headings. Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	Attachments, Schedules and Exhibits. The Attachments, Schedules and Exhibits attached hereto are incorporated herein and form a part of this Agreement.

2.	THE LICENSE GRANTED BY CYTORI

2.1	License Grant and Sublicenses.

2.1.1                Cytori License Grant.  Subject to the terms, conditions and limitations set forth in this Agreement, Cytori hereby grants to Lorem an exclusive, sublicenseable, fully paid-up, license to sell and use (including but not limited to: import, market, offer to sell, use, distribute, service & maintain) the Cytori Products within “Fields of Use” in the Territory during the Term, excluding only the human fields of use as excluded in that definition. The right of Lorem to grant sublicenses to any third party shall be subject to the reasonable and prompt consent of Cytori, and full compliance with the terms of this Agreement, and any breach thereof by any sublicensee shall be the responsibility of Lorem.

2.1.2                Sales and Distribution Restrictions.  Lorem acknowledges and agrees that its right of License granted above does not include any rights outside of the Territory and therefore, Lorem may not: (a) seek customers through marketing or any other means in outside of the Territory, (b) establish any branch or maintain any distribution depot for the Cytori Products outside of the Territory; (c) market or sell the Cytori Products to any customer outside of the Territory. Lorem also agrees that it shall not during the Term of this Agreement, offer, promote, market, distribute or sell any form of cell therapy, or other therapy that is or reasonably could be competitive to the Cytori Products in the Fields of Use in the Territory. Lorem and Cytori each agree to comply with the additional obligations and restrictions provided in Section 3.4 of this Agreement.

2.2	License Fees, Royalty Payments & Opening Purchase Commitments.

2.2.1           License Fees. In consideration of the license granted by Cytori to Lorem pursuant to Section 2.1, and for Cytori’s other obligations set forth in this Agreement, Lorem shall pay Cytori a license fee in the amount of Five Hundred Million Dollars ($500,000,000) (the “License Fee”) as follows:

(a)	Within thirty (30) calendar days of each date Lorem sequentially achieves cumulative Gross Profits of Fifty Million Dollars (US$50,000,000) from the sale of Cytori Products and related services, Lorem shall pay Cytori Ten Million Dollars (US$10,000,000) in license fees (the “License Fee Payments”) by wire transfer of immediately available funds to the bank account designated by Cytori in writing. The License Fee Payments (for each subsequent increment of US$50,000,000 in gross revenues) shall continue until Lorem has paid a total of fifty (50) License Fee Payments for a total of Five Hundred Million Dollars (US$500,000,000) . The above License Fee Payment rate was based upon a substantially discounted Fields of Use consumable transfer price.

For purposes of illustration, when Lorem’s aggregate cumulative gross profits equals Fifty Million Dollars (US$50,000,000), Lorem will immediately notify and pay Cytori Ten Million Dollars (US$10,000,000).  When aggregate cumulative gross profits equals One Hundred Million Dollars (US$100,000,000), Lorem will immediately notify and pay Cytori Ten Million Dollars (US$10,000,000).  The License Fee Payments will continue until Lorem aggregate cumulative gross profits exceeds Two Billion, Five Hundred Million Dollars (US$2,500,000,000).

2.2.2          Royalty Payments. In consideration of the license and rights granted by Cytori to Lorem pursuant to Section 2.1, and for Cytori’s supply obligations set forth in this Agreement (specifically Product transfer pricing), Lorem shall pay Cytori a Royalty (in addition to the License Fee Payments) of thirty percent (30%) of Lorem’s Gross Profits for its operations in China, Malaysia and Hong Kong each quarter, provided that royalty payments are to be made two quarters (six months) in arrears. This Royalty Payment shall be payable for the full Term of this Agreement.

2.2.3	Opening Commercial Purchases.

(a)	Initial Order. On or before December 24, 2013, Lorem shall place an Initial Order for the purchase of a minimum of: twelve (12) Celution 800/IV Devices; and one hundred and thirty (130) Celution 805/IV Consumable Sets for immediate delivery in December. The Initial Order price for each of the Celution 800/IV Devices is***, and the Initial Order price for each of the Celution 805/IV Consumable Sets is ***.

(b)	Effective upon receipt of regulatory approval in China (including class 1 approval), Lorem shall be required to place an opening order to purchase a minimum of: twenty-three (23) Celution 800/IV Devices; and one thousand one hundred (1,100) Celution 805/IV Consumable Sets. The Cytori Product Pricing for this order shall be as specified in Section 3.2.1.

2.3	Term and Termination.

2.3.1                Term of this Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration or termination of the “Term” for the License granted herein as provided in Section 2.3.2 below.

2.3.2                Term of Licenses.  The term of the Licenses granted herein shall extend from the Effective Date for a period of Thirty (30) years thereafter (the “Term”).

2.3.3                License Term Extension.  An extension of the Term for the License shall be granted provided the parties, acting in good faith (each using their best efforts) are able to agree upon commercially reasonable extension terms within six months prior to the end of the then current Term.

2.3.4                Termination.   This Agreement shall terminate in its entirety:

(a)	Upon the expiration or earlier termination of the License granted under this Agreement.

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(b)	Upon the material breach of this Agreement by a Party, their successors or assigns or sublicensees (as applicable), provided such breach has not been cured within sixty (60) days of receipt of notice of breach from the other Party. The parties also agree that: (i) where the termination of a sublicensee may be fully sufficient to prevent the breach from recurring (except in the case of Corrupt activities in Section 3.13.1), that such lesser remedies may be pursued in preference to terminating the entire Agreement, and (ii) If the Default is due to a Failure of Supply event by Cytori (as defined in Section 3.3.8), such Default shall be handled exclusively as prescribed in Section 3.3.8, which shall be the sole remedy therefore

2.3.5	Bankruptcy.

(a)	In the event of the filing or institution of bankruptcy, liquidation or receivership proceedings by or against Lorem; which proceedings are not dismissed within 90 days after the filing thereof, Cytori shall then have the full, unrestricted right to market, distribute and sell the Cytori Products into the Territory within the Fields of Use for its own account. Nonetheless, if any reorganized Lorem, or any lawful successor of Lorem’s undivided herein licensed interests is fully capable and willing to abide by the terms of this Agreement and meet market demand for the Cytori Products in the Territory within one (1) calendar year from the initial filing of bankruptcy, liquidation or receivership proceedings, Cytori shall cease all such activities within the Fields of Use in the Territory, and honor the terms of this Agreement with such party, provided such party assumes all reasonable liabilities or commitments entered into by Cytori in the Territory during such interim period. If no reorganized Lorem, or any lawful successor of Lorem’s undivided interests licensed herein is capable and willing to meet market demand for the Cytori Products within the (1) year period, this Agreement shall terminate in its entirety.

(b)	In the event of the filing or institution of bankruptcy, liquidation or receivership proceedings by or against Cytori; which proceedings are not dismissed within 90 days after the filing thereof, Lorem shall be entitled to exercise all rights pursuant to a Failure of Supply (Section 3.3.8), including access to all Technology and Source Codes in Escrow, unless Cytori is able to provide commercially reasonable assurances that it can and will continue to supply the Celution Products to Lorem as contemplated by the Agreement.

2.4	Representations and Warranties.

2.4.1               Representations and Warranties of Cytori.  Cytori represents and warrants to Lorem that:

(a)            Cytori is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that Cytori has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)            The execution, delivery and performance of this Agreement by Cytori will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which Cytori is a party or by which Cytori or any of its assets are bound.

(c)            This Agreement has been duly and validly executed and delivered by Cytori and is binding upon and enforceable against Cytori and its successors and assigns in accordance with its terms.
(e)            Cytori has the full right and authority to grant the licenses provided under Section 2.1 herein.

2.4.2            Representations and Warranties of Lorem.  Lorem represents and warrants to Cytori that:

(a)            Lorem is a corporation duly organized, validly existing and in good standing under the laws of the Australia, and that Lorem has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)            The execution, delivery and performance of this Agreement by Lorem will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which Lorem is a party or by which Lorem or any of its assets are bound.

(c)            This Agreement has been duly and validly executed and delivered by Lorem and is binding upon and enforceable against Lorem in accordance with its terms.

3.                   COMMERCIAL AGREEMENT

 3.2             Supply Arrangement.  Cytori agrees to manufacture and sell the Cytori Products to Lorem during the Term of this Agreement for Lorem’s exercise of the Licenses granted by Cytori in accordance with the commercial terms contained herein, and subject to Lorem’s material compliance with all applicable laws and the restrictions and obligations contained herein.

3.2              Prices and Payment Terms.

3.2.1            Product Price- China/Malaysia.  The transfer price for the Cytori Product(s) for China, Hong Kong and Malaysia (excluding- shipping costs, duties, taxes, import or export fees, installation, service or maintenance) shall be determined as follows:

(a)	Celution Cell Processing Devices (Celution 800 IV Devices)- initial transfer price shall be***. One year standard warranty included.

(b)	Celution Consumable Kits (Celution 805 IV Consumable Sets)- transfer price for consumables shall*** with initial pricing established in Schedule 2. For clarity, *** are anticipated to go down over time through efficiencies, economies of scale and next generation products.

(c)	Standard Cardiovascular Cell/Tissue Bank- the initial transfer price for all standard bank equipment, installation, training, software and SOP’s from Cytori is *** (subject to inflation adjustments, demonstrated equipment cost increases). The StemSource Web-based Software Database- shall be available for use by Lorem customers free of charge for the first two years of operation of the bank, and thereafter subject to flat annual access fee. The fee shall be established annually based on a 30% discount from our standard annual fee per Bank. Our current standard Database fee is *** .

(d)	Loaner Devices- Cytori shall provide Lorem One (1) Loaner Celution Device (Loaner Devices) for every ten (10) new Celution Devices initially ordered pursuant to Section 2.2.3 by Lorem. The Loaner Devices shall be provided to Lorem free of charge (excluding- shipping costs, duties, taxes, import or export fees, installation, service or maintenance) and may consist of used and/or refurbished devices (in good operating condition) or new devices in Cytori’s sole discretion. Lorem may only use the Loaner Devices for temporary short term use (not to exceed 3 months) as required in the event of malfunctions or necessary repairs of a purchased system. These “Loaner Devices” may not be sold or leased or otherwise lent to any customer except as expressly indicated above. Subsequent to the first full year of commercial sales by Lorem, additional Loaner Devices shall be made available to Lorem free of charge from time to time as needed, based on mutual consultation concerning failure rates and required loaner system availability, subject to the limitation that the total number of Loaner Devices available shall at no time exceed ten percent (10%) of the total purchased Celution Devices then operational in the field within three (3) years of their original purchase date. Lorem is fully responsible to maintain and repair all Loaner Devices keeping them in good working order during the reasonable life expectancy thereof.

3.2.2            Intravascular/Cardiac Product Prices- Australia/Singapore.  After completion of the Initial Order in Section 2.2.3 (a) the transfer price for the Intravascular/Cardiac Cytori Product(s) for Singapore and Australia (excluding- shipping costs, duties, taxes, import or export fees, installation, service or maintenance) shall be determined as follows:

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(a)	Celution Cell Processing Devices (Celution 800 IV Devices)- initial transfer price shall be***. Standard warranty included.

(b)	Celution Consumable Kits (Celution 805 IV Consumable Sets)- initial transfer price shall be***for the consumables.

(c)	Standard Cardiovascular Cell/Tissue Bank- the initial transfer price for all standard bank equipment, installation, training, software and SOP’s from Cytori is *** (subject to inflation adjustments, demonstrated equipment cost increases). The StemSource Web-based Software Database- shall be available for use by Lorem customers free of charge for the first two years of operation of the bank, and thereafter subject to flat annual access fee. The fee shall be established annually based on a 30% discount from our standard annual fee per Bank. Our current standard Database fee is *** .

3.2.3             Product Price- Australia/Singapore.  The transfer price for the non-vascular Consumables Product(s) and Celution Cell Processing Devices for Singapore and Australia (excluding- shipping costs, duties, taxes, import or export fees, installation, service or maintenance) shall be ***for Consumable Kits, and  ***Celution Cell Processing Devices.

3.2.4            Market Conditions and Inflation Adjustments- All fixed transfer prices shall be subject to annual review to take into account market conditions and necessary inflation adjustments based on the relevant Bureau of Labor and Statistics Consumer Price Index. Price adjustments must not exceed 5% in any year (either up or down), provided that such adjustments may exceed this 5% limitation in the event that Cytori reasonably demonstrates that it has experienced substantial cost increases, or in the event market price data reasonably demonstrate the need for price reductions. Cytori shall provide written notice in the event of any such price adjustment no less than 30 days prior to the effectiveness of the increase.

3.2.5            Invoicing and Payment Procedure.  Cytori shall invoice Lorem concurrently with its delivery of the Cytori Product(s) ordered by Lorem.  Lorem shall pay for the Cytori Product(s) delivered in accordance with each Order within a maximum of forty-five (45) calendar days from the date that Lorem receives the corresponding invoice issued by Cytori.  Invoices issued by Cytori shall reference the relevant Order number, and indicate (a) applicable tax (if any), (b) quantities of Cytori Product(s) shipped, and (c) date of shipment of the Cytori Product(s) to Lorem or its designee.

3.2.6            Late Payment.  If any payment amount under any invoice issued by Cytori as specified herein becomes overdue, Lorem shall pay to Cytori, upon written demand from Cytori, interest on the unpaid, overdue, balance at the lesser of (a) the maximum rate permitted by law, and (b) ten percent (10%) per annum on the outstanding, balance.  To the extent that any payment of Lorem is overdue, payments received by Cytori from Lorem shall first be applied to any such accrued but unpaid overdue amount. In the even any overdue amounts exceed ninety (90) days from the date of invoice, Cytori shall not be required to accept or ship any additional orders by Lorem until all outstanding invoices are paid in full.

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3.3	Order and Forecast.

3.3.1            Orders.  The purchase and sale of the Cytori Product(s) hereunder shall be made by written or electronic purchase order issued by Lorem to Cytori, for purchase of Cytori Product(s) by Lorem (“Order(s)”).  Lorem shall, on or before the first Business Day of each month, place an Order for Cytori Product(s) in amounts for such month that are in accordance with the applicable Forecast(s) previously submitted by Lorem in accordance with this Section 3.3.  For all orders in each Territory that are purchased pursuant to Binding Forecasts under Section 3.3.5, the “Delivery Date” specified in an Order shall be no earlier than forty-five (45) days from the date the relevant Order is placed by Lorem, provided that Cytori shall use commercially reasonable efforts to deliver the Cytori Products sooner if early delivery is requested.  For all Orders purchased prior to the implementation of Binding forecasts, the Delivery Date specified in such Orders shall be no earlier than ninety (90) days from the date the relevant Order is placed, unless an earlier date is mutually agreed by the parties. Each Order will include: (a) a reference to this Agreement and Section, (b) Order quantities, (c) specifications and/or type/model number of the Cytori Product(s) ordered; (d) each Cytori Product unit price and the total price for all Cytori Product(s) in the Order, (e) shipping instructions, (f) requested Delivery Date in accordance with this Section 3.3.1 (including Delivery Dates for partial shipments of ordered Cytori Product(s) on different dates); and (g) shipping and billing address.  In the event of any conflict between or among the terms and conditions of this Agreement and the terms and conditions specified in a Order (including Order acknowledgement by Cytori), such provisions shall be construed in a mutually consistent manner or, if such construction is not reasonably possible, the provisions of this Agreement shall govern and prevail.

3.3.2            Order Acknowledgment.  Cytori shall confirm its receipt of an Order electronically or by facsimile to Lorem within five (5) Business Days of Cytori’s receipt of each such Order, stating the applicable Product purchase price and expected Delivery Date.  For any Orders that exceed one hundred twenty-five percent (125%) of the applicable Forecast in quantity, Cytori may reject such Orders to the extent such Order exceeds 125% of the applicable Forecast.  Cytori shall specifically acknowledge or reject any Order that exceeds 125% of the Forecast  within five (5) Business Days from the date on which Cytori receives such Order, or the order will be deemed accepted and binding on the Parties.

3.3.3            Order Address.  All Orders shall be sent to the following address:

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, CA 92121, U.S.A.
Fax: 858-200-0951
E-mail: orders@cytori.com

Attn: Customer Service

3.3.4            Order Changes.  Once submitted, Orders may not be withdrawn, revoked or altered in any way by Lorem without Cytori’s prior written consent.  Furthermore, except as specifically provided herein or otherwise agreed by Lorem and Cytori, Orders accepted by Cytori may not be withdrawn, revoked, altered or cancelled.

3.3.5            Partially Binding Forecast.  Beginning on the later of: (i) twelve (12) months from the Effective Date, or (ii) twelve (12) months after the receipt of regulatory approval for any specific country in the Territory, then, on the [15th ] day of every second calendar month thereafter during the Term (or, if such day is not a Business Day, then on the immediately following Business Day), Lorem shall submit to Cytori a six (6) month rolling, partially binding forecast (each a “Forecast”) of the quantities of each Cytori Product anticipated to be purchased during the upcoming six (6) calendar month period (the “Forecast Period”).  Each Forecast, and the quantities forecasted for purchase during the Forecast Period covered thereby, shall be partially binding upon CYTORI and Lorem as follows:

Month after delivery of Forecast by Lorem	Flexibility
Month 1:	Binding (100%) (Shall be reflected without change in Orders sent in the month immediately following the month on which the Forecast is delivered by CYTORI).
Month 2:	Binding (100%) (Shall be reflected without change in the Forecast of the immediately following month as Month 1).
Month 3: (Partially Binding Month)
Partially binding

(Upward adjustment by no more than thirty percent (30%), or downward adjustment by more than twenty percent (20%) of the amounts indicated for Month 3 may be made by Lorem, as any such adjustments shall be reflected in the Forecast of the immediately following month as Month 2).

Month 4: (Partially Binding Month)
Partially binding

(Upward adjustment by no more than thirty percent (30%), or downward adjustment by more than twenty percent (20%) of the amounts indicated for Month 4 may be made by Lorem, as any such adjustments shall be reflected in the Forecast of the immediately following month as Month 3).

Month 5:	Non-binding (0%) (May be completely changed in the Forecast, as any such adjustments shall be reflected in the Forecast of the immediately following month as Month 4).
Month 6:	Non-binding (0%) (May be completely changed in the Forecast, as any such adjustments shall be reflected in the Forecast of the immediately following month as Month 5).

3.3.6            Manufacturing Capacity.  The Parties agree and acknowledge that Cytori has a finite capacity to manufacture, or procure the manufacture of, Cytori Product(s) during any given calendar quarter.  In the event Cytori production limits result in material (25% or more) delivery shortfalls for any two consecutive quarters, Cytori shall use its best efforts to increase production capacity provided the then current Forecasts of Lorem (taken together with other anticipated Product sales by Cytori) reasonably warrant such increased capacity.

3.3.7            [Reserved].

3.3.8   Failure of Supply. In the event Cytori is unable to, or fails to supply at least fifty percent (50%) of Lorem’s reasonable requirements for the Celution Products for a period longer than four (4) months after the specified delivery date, or one hundred percent (100%) of Lorem’s reasonable requirements for the Celution Products for a period longer than eight (8) months after the specified delivery date, and Cytori cannot provide Lorem with reasonably satisfactory assurances that such failures or delays have been or will be fully and completely eliminated (promptly), then Lorem shall be entitled to declare a “Failure of Supply” by written notice to Cytori of its intent to exercise its right to access the “Technology & Source Codes in Escrow”. Then, ten (10) business days after delivery of the notice, Lorem shall be entitled to full use and access to the escrowed information for the purpose of self manufacture of the Celution Products for use in the Fields of Use in the Territory.  Cytori shall use its best efforts to supply the Celution Products to Lorem from the date of the notice until Lorem is able to self manufacture the Celution Products. In the event Lorem begins self manufacture of the Celution Products, Lorem shall continue to be required to pay Cytori the License Fees and Royalty payments required by Sections 2.2.1 and 2.2.2, provided that Lorem shall be entitled to offset one hundred and fifty percent (150%) of the reasonable and documented expenses for developing the manufacturing capacity against such License Fees and Royalty Payments owed under Sections 2.2.1 and 2.2.2. These rights shall be Lorem’s sole remedy for Cytori's failure of supply. Lorem’s right to self manufacture Celution Products due to a Failure of Supply is expressly and strictly subject to absolute compliance with the Field of Use and Territorial restrictions of this Agreement.

3.3.9            Technology & Source Codes in Escrow.  Within sixty days of the Effective Date of this Agreement, The parties shall enter into a mutually negotiated Escrow Agreement, comparable to Iron Mountain’s standard “Three-Party Master Depositor Escrow Service Agreement”, and any necessary supplemental agreements, with an agreed commercially reliable technology storage company (such as Iron Mountain) for the Celution Products manufacturing technology and software codes.  The information stored shall be necessary and sufficient for a third party manufacturer to make the Celution Products independently of the original manufacturer and shall include all suppliers, vendors and third party manufacturer contacts & contracts. This information shall continue to be confidential between the Parties, and shall not be accessed by the non-manufacturing party except as expressly permitted in Section Section 3.3.8.  Cytori shall be responsible for acknowledging the rights of the Lorem exercising its rights granted herein with respect to any third party, and shall fully cooperate with the exercise of these rights. Cytori shall be responsible for the start up fees payable to the Escrow provider (approximately $4,000), and the parties shall share the annual maintenance fees (approximately $1,800) equally thereafter.

3.4	Marketing & Supply Obligations and Restrictions.

3.4.1            Marketing Obligations of Lorem / Supply Obligations of Cytori.  Lorem shall at all times use its best efforts to market Cytori Products within the Fields of Use in the Licensed Territories, and Cytori shall at all times use its best efforts to supply Cytori Products as ordered by Lorem hereunder in keeping with the requirements of Section 3.3. Notwithstanding the foregoing, Lorem’s due diligence requirements for China for the first five (5) years from the Effective Date or three (3) years after receipt of regulatory approval in China (whichever is shorter) are as follows:

(a)	Lorem shall use its best efforts to gain regulatory approval in China to market and sell the Cytori Products in China for both non-vascular and Intravascular/Cardiac indications. In support of this effort Cytori shall establish partial manufacturing for the Celution Device and Consumable Cytori Products in the United Kingdom to establish regulatory country of origin designation in the U.K. Cytori shall also cooperate with Lorem’s efforts to obtain approval in China with validated translations of Cytori documentation and advice on the regulatory framework in the EU.
(b)	In each of the first three (3) years after regulatory approval is obtained for intravascular use of the Celution Device in China, Lorem shall purchase a minimum of fifty (50) Celution Devices each year for the China market, and at least fifty (50) Consumable kits each year for each of the Celution Devices purchased that year and fifty (50) Consumable kits for each Device previously purchased for China.

3.4.2            Distributors, Sub-Distributors, Sublicensees of Lorem.  Lorem shall at all times seek, and use its best efforts to maximize the profit margins of Lorem Vascular unless expressly agreed with Cytori in writing, excepting only the initial stocking order for China which may be offered in China at a price below Lorem’s cost of goods from Cytori. Without limitation on the foregoing, Lorem agrees that it shall not enter into any sublicense, sales or distribution relationships with any company, person or other entity that is either directly or indirectly related to (via either family relationship, business relationship or other financial relationship) any officer, manager, director or shareholder in Lorem, or any of their Affiliates, or Lorem Affiliates, unless the relationship (including all proposed terms) are fully disclosed to and approved by Cytori in writing prior to finalizing such agreements.

3.5	Inventory Management and Shipment of Products.

3.5.1            Shipment.  Unless otherwise specifically agreed between the Parties in writing, Cytori shall, at its own expense, procure from contract manufacturer(s), if any, shipment and delivery of Cytori Product(s) EXW – Ex Works (San Diego, to manufacturing subcontractor facilities, as interpreted in accordance with INCOTERMS 2010).

3.5.2            Title and Risk of Loss.  Risk of loss and title to any Cytori Product(s) purchased by Lorem pursuant to this Agreement shall pass from Cytori to Lorem EXW shipping point.

3.5.3            Notice of Inability to Deliver Cytori Product(s).  Cytori shall provide Lorem with immediate written notice if Cytori becomes aware that it will not be able to deliver the relevant Cytori Product(s) on or within three (3) days prior to the relevant Delivery Date specified in an accepted Order, or if Cytori becomes aware that only a portion of the relevant Cytori Product(s) can be delivered on or within three (3) days prior to the relevant Delivery Date specified in an accepted Order.  Upon receipt by Lorem of such notice from Cytori, Lorem shall instruct Cytori to either (a) deliver such deliverable portion of the Cytori Product(s) in accordance with this Agreement and relevant Order, or (b) reschedule shipment of all or a portion of such Cytori Product(s).  If Cytori delivers a portion of the Cytori Product(s) ordered under a certain Order pursuant to Lorem’s instructions pursuant to item (a) of this Section 3.5.3, Cytori shall, at Cytori’s sole cost and expense (including air transportation) and upon becoming able to complete such Order, promptly deliver all remaining undelivered Cytori Product(s) specified in such partially performed Order by air transportation, or such other means of transportation directed by and/or reasonably acceptable to Lorem.

3.6	Product Warranties.

3.6.1.            Product Warranties.  Cytori warrants to Lorem for a period that is the lesser of: (a) twenty-four (24) months from the Delivery Date of the relevant Cytori Product(s) by Cytori to Lorem; or (b) twelve (12) months from the date of delivery of such Cytori Product(s) by Loremor its designee to the end-user or customer, (the applicable period referred to herein as the "Warranty Period"), that any such Cytori Product(s) sold by Cytori to Lorem hereunder shall:

(i)	operate in a manner that meets the relevant Cytori Product(s) specifications; and

(ii)	be free from defects, for reason(s) attributable to Cytori, in material, design and workmanship.

3.6.2            Warranty Obligations.  During the Warranty Period, The Cytori Devices and Consumables shall each carry the limited warranty as specified in Schedule 3 hereto. Cytori Products manufactured by third parties (including various Cell/Tissue Bank products, shall have only the warranty as provided by the manufacturer of such products.

3.6.3            Disclaimer of Warranty.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.6, CYTORI DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING.  Lorem DOES NOT WARRANT THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NON-CONFORMITIES OF THE CYTORI PRODUCT(S) OR PARTS OR COMPONENTS THEREOF (WHETHER DIRECTLY OR INDIRECTLY) SUPPLIED BY Lorem CAN BE CORRECTED.

3.7	Obsolescence.

3.7.1            Discontinuance by Cytori.  Cytori agrees and acknowledges that it has an obligation to manufacture, supply and support the Cytori Product(s) without interruption during the Term.  If Cytori wishes to discontinue the manufacture and supply of any particular Cytori Product(s) during the Term, Cytori shall provide written notice of such to Lorem not less than four (4) months in advance of the last date such Cytori Product(s) can be ordered.  Upon Lorem’s receipt of any such discontinuance notice by Cytori, Cytori shall provide Lorem with the appropriate designation for a suitable replacement Cytori Product(s) as reasonably necessary to the use of the Cytori Products in the Fields of Use as herein contemplated by the parties. Cytori shall continue to provide support for Cytori manufactured discontinued products as required for a period of at least three years from the date of discontinuance.

3.7.2            Final Order.  Prior to the effective date of the (a) the expiration or sooner termination of this Agreement, or (b) discontinuance of any Cytori Product(s) by Lorem under Section 3.7.1, Lorem may make, and Cytori agrees to accept, a final Order for the relevant Cytori Product(s) to be paid for and shipped during a period commencing on the date of any such expiration, sooner termination or discontinuance, and ending on the date that is six (6) months after such date of any such expiration, sooner termination or discontinuance.

3.8	Marketing, Licensing and Insurance.

3.8.1            Marketing Authority.  Cytori retains the sole and exclusive right and authority to market, distribute and sell the Cytori Product(s) in all non-licensed Territories and/or Fields.  Lorem retains the sole and exclusive right and authority to market, distribute and sell the Cytori Product(s) in the Fields of Use in the licensed Territories, provided that upon either parties reasonable request, the other Party shall, when reasonably practicable, allow the requesting party access to the general marketing research & activities in relation to the Cytori Product(s) to further the mutual expansion and development of Fields of Use.

3.8.2            Product Use Restrictions/Representations. Lorem understands and agrees that the Cytori Products which are labeled and intended for specific indications may cause injury or death if used for applications outside such specified labeling and instructions for use. Lorem agrees that only qualified trained and licensed healthcare professionals in the Territory will be provided authorization to use the Products in a manner consistent with all applicable laws and regulations.

3.8.3.       False or Misleading Representations. Lorem shall make no false or misleading representations to customers or other persons with regard to the Cytori Products or Cytori.  Cytori shall permit Lorem to externally link the Lorem website to the Cytori website, provided Cytori has the opportunity to review and approve the content of the Lorem website that refers to Cytori or its products (or utilizes Cytori Trademarks), which review and approval shall not be unreasonably delayed or withheld.

3.8.4.           Rights In Marks.  Except as expressly agreed by the Parties herein or elsewhere in writing, nothing in this Agreement shall be construed to grant either Party any rights in any Trademarks of the other Party.  Notwithstanding the immediately preceding sentence, Cytori hereby authorizes Lorem, only for the purposes of labeling, marketing and selling the Cytori Product(s), to use the Cytori Product(s)-related Trademark(s) of Cytori in the conduct of the operation of the Fields of Use license. Use of specified Cytori Trademarks by Lorem, shall be expressly limited by the following terms of use:

 (a)          Use of Cytori Marks by Lorem.  Cytori hereby grants to Lorem the exclusive right and license within the Fields of Use to use the specified Cytori Marks solely in connection with the promotion, sale and distribution of the Products in the Territory during the Term of this Agreement. Lorem may grant sublicenses to any third party, subject to the reasonable & prompt consent of Cytori, provided Cytori may not object to any sublicense grant reasonably related to Lorem's operations contemplated in the letter and spirit of this Agreement. Sublicensees must remain in full compliance with the terms of this Agreement, and any breach thereof in relation to the Cytori Marks shall be the responsibility of Lorem.   All rights with respect to Cytori Marks and all other trademarks, service marks and trade names used by Cytori not specifically granted to Lorem in this Agreement shall be and hereby are reserved to Cytori.

(a)            Acknowledgment of Ownership.  Lorem acknowledges that (i) Cytori owns the Cytori Marks and all goodwill associated with or symbolized by Cytori Marks, (ii) Lorem has no ownership right in or to any Cytori Marks, and (iii) Lorem shall acquire no ownership interest in or to any of Cytori Marks by virtue of this Agreement.  Lorem shall do nothing inconsistent with Cytori’s ownership of the Cytori Marks and related goodwill and agrees that all use the Cytori Marks by Lorem shall inure to the benefit of Cytori.  Nothing in this Agreement shall be deemed to constitute or result in an assignment of any Cytori Marks to Lorem or the creation of any equitable or other interests therein.  Lorem shall not use any Cytori Marks in any manner as a part of its business, corporate or trade name or otherwise.

(b)            Form of Use.  Lorem shall use Cytori Marks only in the form and manner as reasonably agreed from time to time by Cytori.  Lorem shall mark each Product and/or all advertising, promotional or other materials bearing any of Cytori Marks with such notices as Cytori may require, including, but not limited to, notices that Cytori’s Marks are trademarks of Cytori and are being used with the permission of Cytori.

(c)            Submissions.  Lorem shall submit to Cytori for its written approval before any use is made thereof, representative samples of all Products, stationery, invoices, catalogs, brochures, packages, containers, and advertising or promotional materials bearing any of Cytori Marks which Lorem or its Agents prepare.  Lorem shall not make any use of Cytori Marks unless and until it receives Cytori’s prior written approval.  Cytori shall have the absolute right to approve or reject any proposed use(s) of any of Cytori Marks, in its sole discretion.

(d)            Registration.  Cytori shall have the sole and exclusive right (but not the obligation) to obtain trademark registration in the Territory for any Cytori Marks (or any confusingly similar Marks) or to take such other action with respect to the Cytori Marks as it deems appropriate.

(e)            Infringement Information.  Lorem shall notify Cytori promptly of any unauthorized use of Cytori Marks or of any mark confusingly similar thereto which comes to its attention.  Cytori shall have the sole right to determine whether or not any action shall be taken against any such infringement.

3.8.5.           Software Rights.   With respect to any software products incorporated in or forming a part of the Products hereunder, Cytori and Lorem intend and agree that such software products are being licensed and not sold, and that the words "purchase", "sell" or similar or derivative words are understood and agreed to mean "license", and that the word "Lorem" or similar or derivative words are understood and agreed to mean "licensee" with respect to the software component.  Notwithstanding anything to the contrary contained herein, Cytori or its licensor, as the case may be, retains all rights and interest in software products provided hereunder.

3.8.6.           Grant of Rights.          Cytori hereby grants to Lorem a royalty-free, non-exclusive license, to use software provided hereunder solely for end-users business purposes on the hardware products provided hereunder and to use the related documentation solely for the purpose of the use of Products as authorized under this Agreement. This license terminates when Lorem lawful possession of the hardware products provided hereunder ceases, unless earlier terminated as provided herein.  Lorem agrees to hold in confidence and not to sell, transfer, license, loan or otherwise make available in any form to third parties the software products and related documentation provided hereunder. Neither may Lorem disassemble, decompile or reverse engineer, copy, modify, enhance or otherwise change or supplement the software products provided hereunder without Cytori's prior written consent.  Cytori will be entitled to terminate this license if Lorem fails to comply with any term or condition herein.  Lorem agrees, upon termination of this license, immediately to return to Cytori all software products and related documentation provided hereunder and all copies and portions thereof.

3.8.7.           Third Party Software. Certain of the software products provided by Cytori may be owned by one or more third parties and licensed to Cytori.  Accordingly, Cytori and Lorem agree that such third parties retain ownership of and title to such software products.

3.8.8            Insurance.  Each Party will, maintain adequate commercial general liability insurance and product liability insurance, in amounts which are reasonable and customary within the industry.  Subject to reasonable insurance policy limitations and exclusions, such product liability insurance of each Party shall insure against all liability arising out of the use, manufacture (including packaging and delivery), sale, offer for sale, importation, distribution, marketing and promotion of the Cytori Product(s) throughout the world.

3.9	Country of Manufacture.

3.9.1            Country of Origin Certification.  Upon Lorem request, Cytori shall provide Lorem with an appropriate certification stating the country of origin for Cytori Product(s), sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States, United Kingdom, Germany, Europe, and Japan.

3.9.2            Customs Authorities; Export Regulations.  Lorem shall notify Cytori of any requirement from applicable customs authorities, and Lorem will comply in a timely manner with such requirements.  Upon Lorem’s reasonable request, Cytori shall assist Lorem with certification stating the country of origin to satisfy the requirements of the customs authorities of the country of receipt and the countries of Lorem’s distribution operations.

3.10	Force Majeure Events.

3.10.1          Force Majeure.  To the extent that either Party to this Agreement is temporarily unable to perform its obligations hereunder, in whole or in part, due to causes beyond such Party’s reasonable control, including, but not limited to, acts of God, acts of war, acts of terrorism, civil disturbance, governmental action, strikes, fire, flood, typhoon, peril or accident at sea, inability to secure materials and transportation or facilities, walkouts or lock-outs or other labor disputes beyond the reasonable control of such Party (each, a “Force Majeure Event”), the time for performing such Party’s obligations will be extended until such time (a) as the Force Majeure Event has been resolved or otherwise mitigated or eliminated, or (b) as mutually agreed by the Parties, and in case of either (a) or (b), so as not to materially impede or prevent performance of such Party’s obligations; provided, however, that the Party claiming the benefit of this provision shall provide to the other Party prompt written notice and reasonable evidence of the occurrence of such Force Majeure Event, and shall cooperate with the other Party in taking all such commercially reasonable actions as may be necessary or appropriate to mitigate, avoid or lessen the adverse effects of such Force Majeure Event, as it may relate to the performance of each Party’s respective obligations hereunder.  In no event shall a Party’s inability to pay any sums due hereunder or otherwise perform any of its financial obligations hereunder be independently deemed to be a Force Majeure Event.  Until such Force Majeure Event is so resolved, mitigated or eliminated, or until expiration of the time period mutually agreed by the Parties, the Party so unable to perform its obligations shall not be deemed to be in default under or in breach of this Agreement; further provided that the Parties shall in any event be required to perform all other obligations hereunder which are reasonably capable of being performed during the continuance of such Force Majeure Event.  In the event that the Parties do not agree upon the occurrence of a Force Majeure Event, then the matter shall be submitted to arbitration pursuant to the provisions of Section 4.3 hereof.  Subject to the foregoing, a Force Majeure Event may include (a) the occurrence of any pandemic, epidemic or prevalent disease or illness with an actual or probable threat to human life, including, without limitation, atypical pneumonia or Severe Acute Respiratory Syndrome (SARS), or avian influenza, or (b) adherence to any travel restriction, warning or advisory issued in relation thereto by the Government of the United States, the World Health Organization (WHO) or the U.S. Centers for Disease Control (CDC), or (c) any quarantine or similar measure taken in relation thereto by any governmental authority to prevent the spread of any communicable disease, or (d) any unavailability of any resources or services resulting directly from any of the foregoing, or (e) impossibility to deliver Cytori Product(s) due to export/import restriction derived from a governmental regulation that would make the export/import act illegal.  In the event that a Force Majeure Event continues for three (3) months or longer, either Party may terminate and cancel any and all outstanding Orders, regardless as to whether accepted by Cytori, by written notice to the other Party.

3.11	TRAINING.

3.11.1 Initial & Follow-up Training.  Prior to launch of marketing and sales efforts by Lorem, Cytori shall conduct training for the designated and reasonably qualified Lorem staff or designees on how to set up, operate and use the Celution Products as contemplated to be used pursuant to the license granted herein. Lorem designated personnel shall also be trained in the installation, maintenance and basic field repairs of the Cytori Products, including software upgrades and troubleshooting. This training shall be conducted at least twice in the first year after the Effective Date at the Lorem designated facilities in China, Malaysia or in San Diego, CA or in licensed Territories as desired by Lorem. During the second year after the Effective Date, Cytori agrees to provide additional or refresher Cytori Product training from time to time as reasonably requested, provided such training shall occur in San Diego, CA or at such other location as mutually agreed by Cytori and Lorem.

After the first two years, Cytori shall make additional training available as reasonably required for a modest cost based fee, as it is the express expectation of the Parties that Lorem shall be responsible for training its own employees and its customers after the first two years, except in the case where new products are introduced by Cytori of the complexity that requires re-certification for all persons involved in the installation, maintenance or repair of the Cytori Products. In the Case of such new Cytori Products, Cytori shall make additional training available free of charge in locations as reasonably agreed.

3.11.2  Clinical Training and Case Support.  During the first year after the Effective Date, Cytori shall also provide reasonable training to Lorem employees or designees as required to train competent and properly qualified medical personnel to utilize the Cytori Products clinically in the Fields of Use.  In any event, Cytori will provide in person case support for no less than ***   separate clinical cases within the first two years from the Effective Date, at times and locations as reasonably and mutually agreed. Cytori shall also collaborate with and assist Lorem in training initial Centers of Excellence in China, and in access to international guest surgeons experienced in various therapeutic fields of use for the Cytori Products.

3.12	REGULATORY.

3.12.1 Regulatory Matters.  Lorem shall be responsible for obtaining all necessary government approvals, registrations, consents, licenses and permits of the Territory that are required for the marketing and sale of the Cytori Products in the Fields of Use of the Territory (“Approvals”), and for complying with any and all applicable statutory, administrative or regulatory requirements of the Territory for product labeling and packaging, product documentation such as traceability, samples, sales literature and records, and documentation for recalls including but not limited to product serial numbers for each product sold identifiable by account and date of sale, which documentation shall be maintained on a permanent basis by  Lorem notwithstanding termination or expiration of this Agreement. Lorem shall also maintain records of all product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement.  Without limiting the generality of the foregoing:

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(a)  Lorem shall bear all costs, fees and expenses associated with obtaining regulatory approvals and for complying with laws of the Territory.  Notwithstanding the forgoing, in the event and to the extent that Cytori has already obtained regulatory Approvals in the Territory, Lorem shall bear no expense for these or other Cytori efforts to obtain the same.

(b)  Lorem shall promptly provide to Cytori, upon Cytori’s request, such evidence that Cytori shall require, including, but not limited to, an opinion of any independent attorney licensed to practice law in the Territory confirming that all Approvals necessary to import and sell the Products in the Territory have been obtained and that Lorem's sales of the Products are in compliance with all Laws in the Territory.  If such evidence is not received by Cytori , Cytori shall be entitled to hold shipment of the Products until such evidence is received.

(c)  Notwithstanding the foregoing, and subject to the Lorem’s ongoing commitment of Confidentiality (as specified in the Mutual NDA) for all regulatory information provided by Cytori, Cytori shall provide access to its regulatory files,  the Cytori Products, and relevant clinical data as reasonable or necessary for Lorem in its regulatory activities. Cytori shall also from time to time provide reasonable regulatory counsel and advice from its internal regulatory team to aid Lorem’s qualified regulatory personnel in the application and use of the Cytori regulatory materials.

3.13	COMPLIANCE WITH LAWS.

3.13.1 Corruption. Each party will comply with all applicable laws and regulations with respect to their activities contemplated herein. Each Party agrees that it will not knowingly assist or participate in any violation of laws or regulations applicable to Cytori or Lorem, including the United States Foreign Corrupt Practices Act and the UK Anti-Bribery Act, and any similar anti-bribery or anti-corruption laws applicable to its business activities. For purposes of clarity, each party represents and warrants that it will comply with all laws applicable to the conduct of business practices, including those that prohibit gratuities, inducements, or certain other payments; including, payments of money or anything of value offered, promised or paid, directly or indirectly, to any government official, or public or political officer, or other person to induce such person or official to use their influence with a government or instrumentality to obtain an improper business advantage for Cytori or Lorem in relation to this Agreement.  Lorem acknowledges that Cytori is subject to certain United States laws, including the Foreign Corrupt Practices Act of 1977 and any of its amendments, which may apply to activities carried out on Cytori's behalf outside the United States of America. Neither Party will take nor omit to take any action if such act or omission would cause Cytori or Lorem to be in violation of any such laws. Each party shall maintain, and upon reasonable request provide to the other party, sufficient information to support its compliance with such laws, and to support the other parties responses to any investigation by a governmental authority. The parties acknowledge and agree that compliance with this Section 3.13.1 is of material importance to this contract, and that any breach of this Section may be considered grounds for termination of the Agreement.

3.13.2  United States Export Controls.  Cytori’s sale and delivery of Products to Lorem shall be subject in all respects to such laws and regulations of the United States of America (including, but are not limited to, those of the Export Administration Regulations of the U.S. Department of Commerce (the “EAR”), and the laws of the Territory (as applicable) which may restrict or require licenses for the export of Items from the United States (and/or the Territory) and their re-export from other countries) as shall from time to time govern the sale and delivery of goods abroad by persons subject to the jurisdiction of the Territory and the U.S.  Lorem shall not directly or indirectly export, re-export or transship any of the Products, even though otherwise permitted by this Agreement or by subsequent authorization from Cytori, except as shall be permitted by the applicable laws in effect from time to time.  Upon the reasonable request by Cytori, Lorem shall give written assurances against such export, re-export or transshipment.

3.14	QUALITY & PACKAGING.

3.14.1 Product Quality. Cytori and each of its Assignees shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of the United States and the European Economic Community now or hereafter in effect relating to the manufacture and quality of the Cytori Products (Celution Devices and Consumables). Furthermore, Cytori and each of its Assignees shall: (i) maintain and comply with inspection and process control systems with respect to the manufacture of Products as required by applicable law, and (ii) maintain a documented quality system that encompasses the following areas: how quality documents are generated and controlled, how manufacturing processes are controlled, how special or automated processes are validated, how suppliers are controlled, how test equipment is calibrated and controlled, handling of defective material, how corrective action processes are controlled, and how statistical process control is implemented, The ISO 13485:2003 Standard and the FDA Quality System Regulation (Code of Federal Regulations 21 CFR Part 820) should be referenced as examples of Quality System structure and discipline. Cytori agrees that it shall at all times use its best efforts to remain in compliance with all applicable Laws in the United States and European Economic Community applicable to a medical device manufacturer.

3.14.1 Product Packaging.  Cytori agrees to cause the Cytori Products to be packed pursuant to its standard export procedure and its quality systems, which procedure and systems will be compliant with US & EU industry standards and all applicable US & EU laws and regulations. The above notwithstanding, Lorem shall be responsible for advising Cytori with respect to necessary compliance information sufficient to comply with local packaging regulations and other requirements in the Territory.

3.15	PATENT OWNERSHIP AND RIGHTS TO INVENTIONS.

3.15.1 No Ownership By Lorem. Lorem shall not be deemed by anything contained in this Agreement or done pursuant to this Agreement to acquire any right, title or interest in or to any Cytori Intellectual Property Rights, including its Patents, trade secrets or technology, or any patent now or hereafter covering or applicable to any Cytori Product, nor in or to any invention or improvement now or hereafter embodied in any Cytori Product, whether or not such invention or improvement is patentable under the laws of any country. "Cytori Material" shall include the Cytori Products, and any services or training provided by Cytori related to the use of the Cytori Products, Cytori Intellectual Property Rights, Cytori Regulatory Information and any other Cytori Confidential Information.

3.15.2 Inventions.  Cytori and Lorem hereby agree that any discoveries, improvements, inventions, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Lorem and/or any of Lorem's Affiliates or sublicensees under this Agreement ("Lorem Party(ies)"), that modifies or incorporates the Cytori Materials (such discoveries, improvements, inventions, processes, techniques, know-how and data are collectively referred to as "Lorem Inventions") are hereby granted to and assigned perpetually and exclusively to Cytori world-wide, and such Lorem Inventions shall be included in the  license to Lorem in Section 2.1 of this Agreement for use in the Territory without any additional fee or royalty. Lorem hereby agrees to promptly execute any required assignments or other documents now or hereafter reasonably necessary to perfect Cytori’s ownership rights in this Agreement.

3.15.3   Invention Disclosure. Lorem shall disclose in writing to Cytori all Lorem Inventions that are directly related to the Cytori Materials, whether or not patentable, within thirty (30) days of identification or development or within thirty (30) days of Lorem' written receipt of same from any Lorem Party, as the case may be).  Lorem, Cytori and the Lorem Parties shall cooperate to the extent reasonably necessary in the preparation, filing and prosecution of any patent applications.

3.16	ACCRUED LIABILITIES. The expiration or sooner termination of Section 3 of this Agreement for any cause shall not release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued against such Party (or which thereafter may accrue against such Party in respect of any act or omission occurring prior to such expiration or termination), nor shall any such expiration or termination of this Agreement affect in any way the survival of any right, duty or obligation of any Party hereto which is expressly stated elsewhere in this Agreement to survive expiration or earlier termination hereof.

3.17	EXAMINATION AND AUDIT OF LOREM BOOKS & RECORDS. Lorem (a) shall maintain for at least five (5) years its books, records, contracts and accounts relating to the marketing and sale of the Products, including, without limitation, information concerning customer accounts, inventory levels, unit sales, historical Cytori Product sales prices, competitor information, market trends and strategies, and promotional activities (collectively, "Lorem Information"), and (b) shall permit examination thereof at all reasonable times by Cytori. Lorem shall allow representatives of Cytori at any reasonable time to (c) examine Lorem's place(s) of businesses and Lorem's inventory of the Products, and (d) audit all Lorem Information connected with the sale of Products. Lorem shall provide Cytori with copies of any documents requested by Cytori as a result of such examination or audit. In addition, Lorem’s (and each of its subsidiaries) books and records shall be audited no less than annually by a professional, reputable and accredited audit firm such as KPMG LLP, and Cytori shall be provided full and unredacted copies of all audit reports generated by such firm within five (5) business days of their presentation to Lorem.

3.18	TREATMENT OF CONFIDENTIAL INFORMATION. All Confidential Information disclosed by one Party to another in the course of this Agreement shall be maintained confidential in accordance with the Mutual Nondisclosure Agreement executed between the Parties concurrently herewith. As such, the Confidential Information may not be used or disclosed by the receiving party except as necessary to perform its rights or responsibilities specified in this Agreement. Upon expiration or sooner termination of this Agreement, the Receiving Party shall immediately cease all use of the Disclosing Party’s Confidential Information and shall, in accordance with Disclosing Party’s reasonable written instructions, promptly return to Disclosing Party or destroy all Confidential Information of the Disclosing Party, including, without limitation, all copies (in electronic form or otherwise) in Receiving Party’s possession and any notes or memoranda that contain Confidential Information of the Disclosing Party. The Receiving Party shall certify in a writing signed by an officer or director of the Receiving Party that all such Disclosing Party Confidential Information has been returned, deleted or destroyed.

3.19            LIMITATION OF LIABILITY.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL REMEDIES PROVIDED FOR HEREUNDER, INCLUDING, BUT NOT L! IMITED TO, THE RIGHT TO TERMINATE THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXCLUDED PURSUANT TO THE FOREGOING SENTENCE), SHALL BE DEEMED CUMULATIVE AND NON EXCLUSIVE.

4.	MISCELLANEOUS PROVISIONS

4.1	Export Regulations. Each Party shall be responsible for observing and abiding by any and all export control laws and regulations (including, without limitation, any and all costs associated therewith) applicable to the Cytori Product(s).

4.2	Governing Law. This Agreement shall be governed in all respects by the laws of New York without regard to provisions regarding choice of laws.

4.3	Dispute Resolution. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of the American Arbitration Association (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. Lorem shall nominate one arbitrator and Cytori shall nominate one arbitrator. The arbitrators so nominated by Lorem and Cytori, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by Lorem and Cytori. If the arbitrators nominated by Lorem and Cytori cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be San Diego, USA, unless the Parties to the arbitration otherwise agree. The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant Parties hereto, but may not otherwise order pre-hearing depositions or discovery. The arbitrators shall apply the laws of New York as set forth in Section 5.2; provided, however, that the Federal Arbitration Act shall govern. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 5.3 shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party, and has offered to meet and confer with one or more responsible executives of such other Party in an effort to resolve the dispute(s) described in detail in such written notice.  If one or more responsible executives of the other Party agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the Parties have met and conferred in an effort to resolve the dispute(s), or until sixty (60) days has elapsed from the date such written notice has been given.

4.4	CLAIMS & INDEMNIFICATION. Lorem shall promptly notify Cytori of any potential or actual litigation or governmental activity in the Territory relating to the Products or their use by Lorem of which Lorem becomes aware. Lorem shall provide such notice as soon as possible, but not to exceed five (5) business days from the time that Lorem learns of a threatened claim or litigation activity.

(a)	Indemnification by Lorem. Except to the extent Cytori is obligated to indemnify, defend and hold Lorem harmless hereunder, Lorem will indemnify, defend and hold harmless Cytori and its affiliates, officers, directors and employees (the "Cytori Indemnified Parties") from any claim, liability, loss, damage, lien, judgment, expense and cost (including reasonable attorneys' fees and other litigation expenses) with respect to any 3rd party claims against a Cytori Indemnified Party arising from: (a) Lorem’s operations, or those of its sublicensees and/or customers, and any Lorem facilities; (b) Lorem' or any sublicensees or customers use of the Cytori Products outside the Fields of Use; (c) Lorem' and Lorem managed facilities failure to comply with applicable Laws in the Territory; or (d) the negligence or willful misconduct of Lorem, the Lorem managed facilities or subcontractors, or Lorem Indemnified Parties in the handling, storing, marketing, sale or disposal of the Cytori Products. Nothing in the foregoing shall obligate Lorem to indemnify Cytori to the extent a third party claim is the result of a material breach by Cytori of this Agreement, or to the extent the claim is one for which Cytori is obliged to indemnify Lorem hereunder (collectively, "Cytori Claims").

(b)	Indemnification by Cytori. Except to the extent Lorem is obligated to indemnify, defend and hold Cytori harmless hereunder, Cytori will indemnify, defend and hold harmless Lorem and its affiliates, officers, directors and employees (the "Lorem Indemnified Parties") from any claim, liability, loss, damage, lien, judgment, expense and cost (including reasonable attorneys' fees and other litigation expenses) with respect to any 3rd party claims against an Lorem Indemnified Party arising from: (a) any breach of Cytori's warranties set forth in this Agreement; or (b) products liability claims or the negligence or willful misconduct of Cytori or Cytori Indemnified Parties in the handling, labeling, manufacture, inspection, packaging, storage and delivery of Cytori Products to Lorem. Nothing in the foregoing shall obligate Cytori to indemnify Lorem to the extent any such claim is the result of a material breach by Lorem of Lorem' obligations under this Agreement, or to the extent the claim is one for which Lorem is obliged to indemnify Cytori hereunder. (collectively, "Lorem Claims").

(c)	Procedure. Indemnifying party shall have the right to control the defense of any claim for which indemnification is tendered provided it promptly assumes such defense and selects counsel reasonably acceptable to the party to be indemnified, and provided reasonable assurances with respect to such defense can be provided. The indemnified party shall cooperate in the defense and shall have the right to consent to any settlement of the claims provided that such consent may not be unreasonably withheld or delayed in the event that the proposed settlement fully releases the indemnified party from all Claims.

4.5	SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be fully binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments.

4.6	ENTIRE AGREEMENT. This Agreement and the attachments, schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, and supersedes, cancels and annuls in its entirety any and all prior or contemporaneous agreements and understandings, express or implied, oral or written among them with respect thereto. No alteration, modification, interruption or amendment of this Agreement shall be binding upon the Parties unless in writing designated as an amendment hereto, and executed with equal formality by each of the Parties.

4.7	NOTICES. Except as otherwise expressly provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered to the other Party; (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the second business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other Party as set forth below, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (d) if earlier, when actually received.

To Cytori:	To Lorem:

3020 Callan Road, San Diego, CA 92121, U.S.A.	Level 12, 2 Queen Street, Melbourne 3000, Australia

Attn: Christopher J. Calhoun	Attn: Kian Thiam Lim
Fax: 858-458-0995	Fax: +613 9678 0088

A Party may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 4.6, by giving the other Party written notice of the new address in the manner set forth above.

4.8	AMENDMENTS AND WAIVERS. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

4.9	CUMULATIVE REMEDIES. Unless expressly so stated in this Agreement in respect of any particular right or remedy, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

4.10	TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.11	RELATIONSHIP OF PARTIES. This Agreement shall not be deemed to constitute either Party, the agent, the partner, the licensee, the affiliate or the representative of the other Party, and neither Party shall represent to any third party that it has any such relationship or right of representation.

4.12	PRESS RELEASE. No public announcements or press releases shall be issued by either Party regarding this Agreement or any of the activities engaged in by the Parties or Lorem pursuant to this Agreement without the prior written approval of the other Party; provided, however, that either Party shall have the right to make such public disclosure as may be necessary or appropriate to comply with applicable securities or other laws.

4.13	COUNTERPARTS. This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.14	SEVERABILITY. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated License/Supply Agreement as of the Effective Date.

CYTORI THERAPEUTICS, INC.	LOREM VASCULAR, PTY. LTD.

By: /s/ Christopher J. Calhoun	By: /s/ Kian Thiam Lim

Christopher J. Calhoun	Kian Thiam Lim

Title: CEO	Title: Director

Date: January 30, 2014	Date: January 30, 2014

LIST OF SCHEDULES

Schedule 1:	Description of Cytori Products
Schedule 2:	Initial Pricing
Schedule 3:	Limited Warranty

SCHEDULE 1
DESCRIPTION OF CYTORI PRODUCTS

Product Name	Image	Description

Celution 800/IV Device
An automated, electromechanical device containing multilingual, interactive software that facilitates the extraction and concentration of ADRCs, using validated algorithms programmed into the device’s software, standardizing tissue disaggregation, centrifugation and therapeutic- specific processes.

Celution 805/IV Consumable Set		A sterile, single-use set used with the Celution Device to process tissue and extract ADRCs within a closed system.

Celase Reagent
Celase® is a proprietary enzyme blend that releases ADRCs from the extracellular matrix of adipose tissue, optimized for use with the Celution device and consumable set. Celase is a sterile, pharmaceutical grade, mammalian-free reagent that is manufactured in compliance with Good Manufacturing Practices (GMP) standards.

Intravase Reagent or Reagent B
Intravase® is a sterile, GMP-grade secondary reagent used with the Celution System to prepare the Celution cell output for safe intravascular delivery. Intravase is a highly purified product to assure the lowest levels of impurities. Intravase is provided as a single-use unit which consists of a clear glass vial within a protected canister

Cytori 200/CK Convenience Kit
The Cytori 200/CK Procedure Pack contains all necessary components for a single Celution procedure, including ancillary products for tissue collection, tissue processing, and delivery. The ready-to-use components are single-use, minimizing the risk of contamination for patients, healthcare staffs, surgeons, and system operators.

Cytori 530/IS Tissue Collection Instrument Set		The Tissue Collection Instrument Set contains a collection of autoclavable components required for liposuction (200-360mL of tissue) under local anesthesia using a hand-held syringe.

CYTORI CELL/TISSUE BANK PRODUCTS- FOR FIELDS OF USE

COMMON PART NAME	TITLE/DESCRIPTION

***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Related banking products not included that
must be purchased separately by
the customer:

***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

***
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SCHEDULE 2

INITIAL PRICING

1.	INITIAL PRICING FOR CHINA, HONG KONG, MALAYSIA:

INTRAVASCULAR PRODUCTS	PRICES
Celution 800/IV Device	***
Celution 805/IV Consumable Set	***
Cytori 200/CK Convenience Kit	***
Cytori 530/IS Tissue Collection Instrument Set	***

NON-VASCULAR PRODUCTS	PRICES
Celution 800/CRS Device	***
Celution 805/CRS Consumable Set	***
Cytori 200/CK Convenience Kit	***
Cytori 530/IS Tissue Collection Instrument Set	***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.	INITIAL PRICING FOR AUSTRALIA & SINGAPORE:

INTRAVASCULAR PRODUCTS	PRICES
Celution 800/IV Device	***
Celution 805/IV Consumable Set (includes Convenience Kit)	***
Cytori 530/IS Tissue Collection Instrument Set	***

NON-VASCULAR PRODUCTS	PRICES
Celution 800/CRS Device	***
Celution 805/CRS Consumable Set (includes Convenience Kit)	***
Cytori 530/IS Tissue Collection Instrument Set	***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SCHEDULE 3

LIMITED WARRANTY

LIMITED WARRANTY.  CYTORI Therapeutics, Inc. (CYTORI) warrants that the Celution Devices and Celution Consumable Products will operate substantially in conformance with CYTORI's published specifications and be free from defects in material and workmanship, when subjected to normal, proper and intended usage by properly trained personnel, for a period of one (1) year from the date of shipment to end user (or “Buyer”), but in no event longer than two (2) years from the  original Delivery Date from Cytori, whichever occurs first (the "Warranty Period").  CYTORI agrees during the Warranty Period, provided it is promptly notified in writing upon the discovery of any defect and further provided that all costs of returning the defective Products to CYTORI are pre-paid by Buyer, to repair or replace, at CYTORI's option, defective Products so as to cause the same to operate in substantial conformance with said specifications.  Replacement parts may be new or refurbished, at the election of CYTORI.  All replaced parts shall become the property of CYTORI.  Shipment to Buyer shall be paid for by CYTORI during the Warranty Period.  Lamps, fuses, bulbs and other expendable items are expressly excluded from this limited warranty.  Buyer shall not return a non-conforming or malfunctioning Product having a risk of causing biological hazard to Cytori. In such case, Buyer must retain such Product, and Contact Cytori for further assistance.  In no event shall CYTORI have any obligation to make repairs, replacements or corrections required, in whole or in part, as the result of (i) normal wear and tear, (ii) accident, disaster or event of force majeure, (iii) misuse, fault or negligence of or by Buyer, (iv) use of the Products in a manner for which they were not designed, (v) causes external to the Products such as, but not limited to, power failure or electrical power surges, (vi) improper storage of the Products or (vii) use of the Products in combination with equipment or software not supplied by CYTORI.  If CYTORI determines that Products for which Buyer has requested warranty services are not covered by the warranty hereunder, Buyer shall pay or reimburse CYTORI for all costs of investigating and responding to such request at CYTORI's then prevailing time and materials rates.  CYTORI will provide repair services or replacement parts that are not covered by the warranty during the Warranty Period subject to Buyer’s payment to CYTORI at CYTORI's then prevailing time and materials rates for such repairs.  ANY DAMAGE CAUSED BY UNAUTHORIZED INSTALLATION, MAINTENANCE, REPAIR, SERVICE, RELOCATION OR ALTERATION TO OR OF, OR OTHER TAMPERING WITH, THE PRODUCTS PERFORMED BY ANY PERSON OR ENTITY OTHER THAN CYTORI (OR CYTORI’S CERTIFIED DESIGNEES) WITHOUT CYTORI'S PRIOR WRITTEN APPROVAL, OR DAMAGE CAUSED BY USE OF REPLACEMENT PARTS NOT SUPPLIED BY CYTORI, SHALL IMMEDIATELY VOID AND CANCEL ALL WARRANTIES WITH RESPECT TO SUCH DAMAGE